                                Exhibit 99.1

November 16, 2006                 Steven F. Nicola
Chief Financial Officer, Secretary
& Treasurer
412:442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
EARNINGS FOR FISCAL 2006

PITTSBURGH, PA, NOVEMBER 16, 2006 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced financial results for the fourth quarter and fiscal year ended September 30, 2006. For the fiscal 2006 fourth quarter, net income was $18,979,000, or $0.59 per share, compared to $15,402,000 or $0.47 per share for the fourth quarter a year ago. Sales in the fiscal 2006 fourth quarter were $182,910,000 compared to $175,890,000 in the same quarter last year. Operating profit for the quarter ended September 30, 2006 was $31,882,000 versus $26,808,000 for the fiscal 2005 fourth quarter. Operating profit for the fiscal 2006 fourth quarter was favorably impacted by unusual items of approximately $1.0 million ($0.04 per share net of tax), representing a gain on the sale of a facility offset partially by certain asset impairments and related costs.

For the year ended September 30, 2006, the Company reported net income of $66,444,000 compared to $58,071,000 for fiscal 2005. Earnings per share for fiscal 2006 were $2.06 per share, compared to $1.79 per share for fiscal 2005. Earnings for fiscal 2006 were favorably impacted by the unusual items noted above. Sales for the year ended September 30, 2006 were $715,891,000, compared to sales of $639,822,000 in fiscal 2005. Operating profit for fiscal 2006 was $113,884,000, compared to $98,413,000 a year ago.

Net income and earnings per share for the fiscal 2005 periods have been restated to reflect a charge for stock option expense as a result of the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payments.” Prior to the restatement, net income and earnings per share were $15,682,000 and $0.48, respectively, for the fiscal 2005 fourth quarter and were $59,824,000 and $1.84, respectively, for the year ended September 30, 2005.

Matthews International Corporation   - 2 of 3 -   November 16, 2006

Joseph C. Bartolacci, President and Chief Executive Officer, stated: “On a consolidated level, I am pleased with the results for the fourth quarter and our fiscal year. Excluding the unusual items, all but one of our businesses posted higher earnings for the year compared to a year ago, and, for the fourth quarter, all segments contributed to the increase in consolidated operating profit over last year.

The improvement in operating results for the fourth quarter and fiscal year principally reflected the acquisition of Milso Industries (in July 2005) and higher revenues in our Marking Products, Cremation and Bronze businesses. Cost structure changes and a small domestic acquisition earlier in the year were the primary factors in the improved profitability of our Graphics Imaging Group. In addition, although our Merchandising Solutions segment reported disappointing results for the full fiscal year, this business reported higher operating profits in both the third and fourth fiscal quarters compared to a year ago as a result of its recent productivity initiatives.”

Mr. Bartolacci further stated: “We have made good progress in addressing recent challenges in several of our businesses. While we still have important issues ahead in fiscal 2007, I am encouraged about our ability to achieve our growth objectives. As such, we are currently projecting earnings per share growth in the 12% to 15% range over our fiscal 2006 earnings. Please note that this projection excludes the favorable impact of the fiscal 2006 fourth quarter unusual items and the impact of any unusual items in fiscal 2007, such as any payouts under the earnout provisions of the Milso acquisition-related agreements.”

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking products, and merchandising solutions. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation  - 3 of 3 -  November 16, 2006

	MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Year Ended
	9/30/06	9/30/05	9/30/06	9/30/05
Sales	$182,910	$175,890	$715,891	$639,822
Operating Profit	31,882	26,808	113,884	98,413
Income before Taxes	29,342	24,236	105,408	93,056
Income Taxes	10,363	8,834	38,964	34,985
Net Income	$18,979	$15,402	$66,444	$58,071
Earnings per Share	$0.59	$0.47	$2.06	$1.79
Weighted Average Shares	32,019,943	32,759,810	32,251,724	32,381,574

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.